EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Geeknet, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-92409, 333-92391, 333-59096, 333-71944, 333-101965, 333-116778, 333-148056 and 333-171522 on Form S-8 of Geeknet, Inc. of our report dated February 24, 2011, with respect to the consolidated balance sheet of Geeknet, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss) and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Geeknet, Inc.

/s/ KPMG LLP

Mountain View, California
February 24, 2011